Filed with the Securities and Exchange Commission on March 25, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

InPhonic, Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-2199384
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1010 Wisconsin Avenue, Suite 600

Washington, D.C. 20007

(Address of principal executive offices) (Zip code)

InPhonic, Inc. Amended and Restated Stock Incentive Plan,

InPhonic, Inc. 2004 Equity Incentive Plan and

InPhonic, Inc. 2004 Employee Stock Purchase Plan

(Full title of the plan)

David A. Steinberg

Chairman and Chief Executive Officer

InPhonic, Inc.

1010 Wisconsin Avenue, Suite 600

Washington, D.C. 20007

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (202) 333-0001.

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered[1]	Amount to be registered[2]		Proposed maximum offering price per share[3]	Proposed maximum aggregate offering price[3]	Amount of registration fee
InPhonic, Inc. Amended and Restated Stock Incentive Plan
Common Stock Par Value $0.01	7,000,000		$6.12	$42,840,000.00	$5,042.27

InPhonic, Inc. 2004 Equity Incentive Plan
Common Stock Par Value $0.01	8,943,992	(4)	$19.72	$176,375,522.24	$20,759.40

InPhonic, Inc. 2004 Employee Stock Purchase Plan
Common Stock Par Value $0.01	500,000		$19.72	$9,860,000.00	$1,160.52

TOTAL	16,443,992	(4)		$229,075,522.24	$26,962.19

[1]	The securities to be registered include options and rights to acquire such Common Stock.
[2]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
[3]	Estimated pursuant to Rule 457 under the Securities Act solely for purposes of calculating the registration fee. As to the 7,000,000 shares which may be issued pursuant to the exercise of options and purchase rights granted under the Amended and Restated Stock Incentive Plan, the price is computed on the basis of the weighted average exercise price of the options. As to the shares under the 2004 Equity Incentive Plan and 2004 Employee Stock Purchase Plan, the price is based upon the average of the high and low prices of the Common Stock on March 22, 2005, as reported on the National Association of Securities Dealers Automated Quotations System.
[4]	Includes 5,943,992 shares reserved for issuance pursuant to awards outstanding under the Amended and Restated Stock Incentive Plan that, upon the cancellation of such awards, may be issued under the 2004 Equity Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

InPhonic, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a) The Company’s annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company as of December 31, 2004 and 2003 and for the years in the three-year period ended December 31, 2004, and the related financial statement schedule, as filed with the Securities and Exchange Commission on March 10, 2005.

(b) Financial statements for Avesair, Inc. included in the Company’s Registration Statement on Form S-1 (No. 333-116420), as filed with the Securities and Exchange Commission on November 15, 2004.

(c) Financial statements for A1 Wireless USA, Inc. included in the Company’s current report on Form 8-K/A, as filed with the Securities and Exchange Commission on March 22, 2005.

(d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(e) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on November 15, 2004, including any amendment or report filed for the purpose of updating such description (No. 000-51023).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Mount Washington Associates, L.L.C., an investment entity affiliated with DLA Piper Rudnick Gray Cary US LLP, beneficially owns an aggregate of 14,038 shares of the Company’s common stock.

Item 6. Indemnification of Directors and Officers

Pursuant to Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right that a person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to indemnification. Section 145 of the DGCL also empowers the Company to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

The Company’s amended and rested certificate of incorporation and amended and restated bylaws include provisions that require the Company to indemnify its directors and officers to the fullest extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

The Company has entered and intends to continue to enter into agreements to indemnify its directors, in addition to indemnification provided for in the Company’s bylaws. These agreements, among other things, will provide for indemnification of the Company’s directors for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of the person’s services as a director or at the Company’s request. The Company has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising out of the Securities Act or otherwise.

Item 7. Exemption From Registration Claimed

Inapplicable.

Item 8. Exhibits

See Exhibit Index.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on March 25, 2005.

InPhonic, Inc.

By:	/s/ Lawrence S. Winkler
Lawrence S. Winkler Chief Financial Officer, Executive Vice President and Treasurer

SIGNATURES AND POWER OF ATTORNEY

The officers and directors of InPhonic, Inc., whose signatures appear below, hereby constitute and appoint David A Steinberg and Lawrence S. Winkler, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on March 25, 2005.

Signature	Title
/s/ David A. Steinberg David A. Steinberg	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Lawrence S. Winkler Lawrence S. Winkler	Chief Financial Officer, Executive Vice President and Treasurer (Principal Financial Officer)

/s/ Carl M. Kumpf, Jr. Carl M. Kumpf, Jr.	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ John Sculley John Sculley	Vice Chairman of the Board

/s/ Ira Brind Ira Brind	Director

/s/ Robert A. Fox Robert A. Fox	Director

/s/ Jay Hoag Jay Hoag	Director

/s/ Jack Kemp Jack Kemp	Director

/s/ Mark J. Levine Mark J. Levine	Director

/s/ Thomas E. Wheeler Thomas E. Wheeler	Director

EXHIBIT INDEX

4.1	Eleventh Amended and Restated Certificate of Incorporation of the Company is incorporated by reference to Exhibit 3.1.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 14, 2004, as amended (No. 333-116420).

4.2	Third Amended and Restated Bylaws of the Company are incorporated by reference to Exhibit 3.1.3 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 14, 2004, as amended (No. 333-116420).

5.1	Opinion as to Legality

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

23.3	Consent of PricewaterhouseCoopers LLP

23.4	Consent of KPMG LLP

23.5	Consent of Bertucelli & Malaga, LLP

24.1	Power of Attorney (included in signature pages to this registration statement)